UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 19, 2013
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 19, 2013, the Board of Directors (the “Board”) of Expeditors International of Washington, Inc. (the “Company”) unanimously appointed Executive Vice President and Chief Information Officer, Jeffrey S. Musser, as President and Chief Executive Officer to succeed Peter J. Rose as Chief Executive Officer, effective March 1, 2014. On December 19, 2013, the Board also unanimously elected Mr. Musser to the Board effective March 1, 2014.
Mr. Musser, age 47, joined the Company in February 1983 and was promoted to District Manager in October 1989. Mr. Musser was elected to Regional Vice President in September 1999, Senior Vice President-Chief Information Officer in January 2005 and to Executive Vice President and Chief Information Officer in May 2009. Mr. Musser’s qualifications to serve on our Board of Directors include his nearly 31 years of experience in the international transportation industry and his many years of corporate leadership responsibilities combined with his background in the information technology discipline. Mr. Musser will not serve on any existing Board committees. As previously disclosed under the section “Certain Relationships and Related Transactions” in the Company’s definitive proxy statement for its 2013 annual meeting of shareholders, Mr. Musser is the son-in-law of Mr. Rose and any related party transactions are described in that section. During the period Mr. Rose serves as non-executive Board Chair, Mr. Musser will report independently and directly to the Board via the Lead Independent Director. The Lead Independent Director structure was adopted by the Company in 2010 whereby, Robert R. Wright, as Lead Independent Director has served as the primary interface between the Board and CEO.
Item 7.01 Regulation FD Disclosure.
On December 19, 2013, the Company issued a press release announcing the appointment and election of Jeffrey S. Musser as the Company’s Director and President and Chief Executive Officer, effective March 1, 2014. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d)  Exhibits.

99.1	Press Release dated December 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

December 23, 2013	/S/ R. Jordan Gates
R. Jordan Gates, President and Chief Operating Officer

December 23, 2013	/S/ Bradley S. Powell
Bradley S. Powell, Senior Vice President and Chief Financial Officer